                                                                     EXHIBIT 4.1
                                STERICYCLE, INC.

                           DIRECTORS STOCK OPTION PLAN
                             (Amended and Restated)


                                    ARTICLE 1
                                     PURPOSE

          The purpose of this Plan is to permit the Company to grant stock options to its outside directors to reward them for their efforts on the Company's behalf and to provide an additional incentive to contribute to the attainment of the Company's long-term plans and objectives.

                                    ARTICLE 2
                                   DEFINITIONS

          BOARD means the Company's Board of Directors.

          CHANGE OF CONTROL means an event or the last of a series of related events by which:

               (1) any Person directly or indirectly acquires or otherwise becomes entitled to vote stock of the Company having more than 50% of the voting power in elections for Directors; or

               (2) during any 24-month period a majority of the members of the Board of Directors ceases to consist of Directors who were:

                    (a) Directors at the beginning of the period ("Continuing
               Directors"); or

                    (b) appointed to office after the start of the period by the
               Board of Directors with the approval of two-thirds of the incumbent Continuing Directors ("Appointed Directors"); or

                    (c) elected to office after the start of the period by the
               Company's stockholders following nomination for election by the Board of Directors with the approval of two-thirds of the incumbent Continuing Directors ("Elected Directors"); or

                    (d) appointed to office after the start of the period by the
               Board of Directors with the approval of two-thirds of the incumbent Continuing, Appointed and Elected Directors; or

                    (e) elected to office after the start of the period by the
               Company's stockholders following nomination for election by the Board of Directors with the approval of two-thirds of the incumbent Continuing, Appointed and Elected Directors; or

               (3) the Company merges or consolidates with another corporation, and holders of outstanding shares of the Company's Common Stock immediately prior to the merger or consolidation do not own stock in the survivor of the merger or consolidation having more than 75% of the voting power in elections for directors; or

               (4) the Company sells all or a substantial portion of the consolidated assets of the Company and its Subsidiaries, and the Company does not own stock in the purchaser having more than 75% of the voting power in elections for directors.

          As used in this definition, a "Person" means any "person" as that term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, together with all of that person's "affiliates" and "associates" as those terms are defined in Rule 12b-2 of the Securities and Exchange Commission.

          CLOSING PRICE means the last reported sales price of a share of Common Stock on the Nasdaq National Market.

          COMMON STOCK means the Company's Common Stock, $.01 par value.

          COMPANY means Stericycle, Inc., a Delaware corporation.

          DIRECTOR means a director of the Company.

          EXPIRATION DATE is defined in Paragraph 6.3.

          GRANT DATE means the date on which an Option is granted.

          OFFICER means (i) the Company's President and Chief Executive Officer, Chief Operating Officer, or Chief Financial Officer (ii) any Executive Vice President or other Vice President of the Company and (iii) any other person who is considered an "officer" of the Company for purposes of Rule 16a-1(f) under the Securities Exchange Act of 1934.

          OPTION means an option granted under this Plan to purchase shares of Common Stock.

          OPTION AGREEMENT is defined in Paragraph 6.6.

          OUTSIDE DIRECTOR means a Director who is neither an Officer nor an employee of the Company or any Subsidiary.

          PERMISSIBLE TRANSFEREE is defined in Paragraph 6.4(a).

          PLAN means this amended and restated stock option plan, as it may be amended. The name of this Plan is the "Stericycle, Inc. Directors Stock Option Plan."

          PREFERRED STOCK means the Company's Series A Convertible Preferred Stock, par value $.01 per share.

          SUBSIDIARY means any corporation, partnership, joint venture or other entity during any period in which the Company directly or indirectly owns at least a 50% interest in its profits or voting power.

          UNDERLYING SHARES means the shares of Common Stock for which an Option is or may become exercisable.

                                    ARTICLE 3
                                  TERM OF PLAN

          This term of this Plan shall expire on May 31, 2006. No Option may be granted under this Plan after its expiration, but the expiration of this Plan shall not affect any Option outstanding at the time of expiration.

                                    ARTICLE 4
                           TYPE AND NUMBER OF OPTIONS

          4.1 TYPE OF OPTIONS. The type of Options granted under this Plan are nonstatutory stock options.

          4.2 MAXIMUM NUMBER OF OPTIONS. The maximum number of shares of Common Stock for which Options may be granted is 585,000 shares (subject to adjustment as provided in Paragraph 8.1).

          If an Option expires unexercised or is surrendered prior to the Plan's expiration, the number of Underlying Shares in respect of the Option shall be added back in determining the number of shares of Common Stock available to grant Options under the Plan. Similarly, to the extent that the exercise price of an Option is paid by delivering shares of Common Stock having a fair market value on the date of exercise equal to the exercise price, only the number of shares issued pursuant to the exercise of the Option net of the number of shares delivered in payment shall be taken into account in determining the number of shares of Common Stock available to grant Options under the Plan.

          The Underlying Shares to be delivered upon the exercise of an Option may be either authorized but unissued shares or issued shares reacquired by the Company (or any combination of the two).

                                    ARTICLE 5
                                 ADMINISTRATION

          This Plan shall be administered by the Board. Subject to the express provisions of the Plan, the Board may interpret the Plan, adopt and revise policies, procedures and guidelines to administer the Plan and make all determinations required for the Plan's administration. The actions of the Board shall be final and binding.

                                    ARTICLE 6
                                  STOCK OPTIONS

          6.1 OPTION GRANTS. The Company may grant Options to Outside Directors at the times and in the amounts that the Board determines, in its discretion, taking into account any guidelines that the Board may adopt from time to time for this purpose.

          The Board may adopt a conversion program allowing each Outside Director irrevocably to elect, prior to becoming entitled to any fees or other cash compensation for his or her services as an Outside Director, to convert into Options under this Plan all or any portion of the fees or other cash compensation that he or she otherwise would have been paid. The Board may change the terms of conversion at any time (but no change shall affect any outstanding conversion election by an Outside Director).

          The exercise price per share of each Option granted to an Outside Director (including any Option granted to an Outside Director pursuant to his or her exercise of a conversion election) shall be the Closing Price on the Grant Date (or the last trading day preceding the Grant Date if it is not trading day).

          6.2 TERM. Each Option granted prior to January 1, 2000 shall have a six-year term expiring on the sixth anniversary of the date that it was granted (its "Expiration Date"), and each Option granted after December 31, 1999 shall have a 10-year term expiring on the tenth anniversary of the date that it was granted (its "Expiration Date"), subject to early expiration as provided in Paragraph 6.3.

          An Option may be exercised in whole or in part at any time prior to its Expiration Date to the extent that it is vested. Each Option granted prior to April 1, 1998 shall become vested in 16 consecutive equal quarterly installments beginning on the first day of the first January, April, July or October following the date on which it was granted. Each Option granted after March 31, 1998 shall become vested in 12 consecutive equal monthly installments, beginning on the first day of the first month following the month in which it was granted, or in accordance with any other vesting schedule approved by the Board (either generally or in the particular instance).

          An Option shall not continue to vest if the holder of the Option for any reason ceases to serve as an Outside Director. Each outstanding Option held by an incumbent Outside Director shall become fully vested upon a Change in Control. In addition, the Board, in its discretion, at any time may accelerate the vesting of all outstanding Options held by incumbent Outside Directors under any related or other circumstances.

          6.3 EARLY EXPIRATION. If the holder of an Option ceases to serve as an Outside Director, any unvested portion of the Option shall expire on the date that he or she ceases to serve as an Outside Director. The vested portion of the Option shall expire or remain exercisable as follows:

               (a) If the holder ceases to serve as an Outside Director by reason of his or her death or disability, the vested portion shall remain exercisable for the term of the Option and expire on the Expiration Date.

               (b) If the holder ceases to serve as an Outside Director for any reason other than his or her death or disability or his or her removal from office, the vested portion shall remain exercisable for the term of the Option and expire on the Expiration Date unless the Board, taking into account the circumstances in which the holder ceases to serve as an Outside Director, considers an earlier expiration date appropriate (but in no event shall the expiration date be earlier than 30 days after the date that the holder ceases to serve as an Outside Director).

               (c) If the holder ceases to serve as an Outside Director by reason of his or her removal from office, the vested portion shall remain exercisable for 30 days after the date that the holder ceases to serve as an Outside Director.

          6.4 TRANSFERABILITY. An Option may be transferred by the Outside Director to whom it was granted subject to the following conditions and limitations:

               (a) The Option may be transferred only to one or more of the following persons or entities ("Permissible Transferees"):

                    (1) a member of the Outside Director's immediate family
               (consisting of his or her spouse, children and grandchildren);

                    (2) a trust for the primary benefit of the Outside Director or any one or more members of his or her immediate family;

                    (3) a corporation, partnership or other entity which,
               together with its affiliates, owns at the time of transfer at least 2.0% of the issued and outstanding shares of Common Stock or at least 10.0% of the issued and outstanding shares of Preferred Stock and with which the Outside Director has a contractual obligation to pay over or assign his or her "outside" remuneration directly or indirectly received by reason of his or her employment by or affiliation with such corporation, partnership or other entity.

               (b) A Permissible Transferee to whom an Option is transferred shall be subject to all of the terms and conditions of the Plan and of the Option Agreement evidencing the Option. The Permissible Transferee may not transfer, assign or pledge the Option, however, except, if the Permissible Transferee is a natural person, by will or applicable intestacy laws. Section 6.3, dealing with the early expiration of Options, shall continue in effect in respect of the Permissible Transferee as if the Outside Director who transferred the Option had not done so, i.e., references in Section 6.3 to the "holder of an Option" or "holder" shall be construed as referring to the Outside Director who transferred the Option and not to the Permissible Transferee. The Company shall not be under any duty to notify the Permissible Transferee that the Outside Director who transferred the Option has ceased to serve as an Outside Director.

               (c) No transfer of an Option by an Outside Director to a Permissible Transferee shall relieve the Outside Director of his or her withholding obligations under Section 7.3.

          Except for transfers to Permissible Transferees, an Outside Director may not transfer, assign or pledge an Option (whether by operation of law or otherwise) except as provided by will or applicable intestacy laws; and no Option shall be subject to execution, attachment or similar process. An Option may be exercised only by the Outside Director to whom it was granted (or by the Permissible Transferee to whom the Outside Director has transferred the Option), except in the case of the death of the Outside Director (or the death of the Permissible Transferee), when it may be exercised by the person or persons to whom it passes by will or applicable intestacy laws.

          6.5 OPTION AGREEMENTS. Each Option shall be evidenced by a written agreement (an "Option Agreement") entered into by the Company and the Outside Director to whom the Option is granted, which shall be substantially in a form approved by the Board.

                                    ARTICLE 7
                               EXERCISE OF OPTIONS

          7.1 MANNER OF EXERCISE. The vested portion of an Option may be exercised in full or in part (but only in respect of a whole number of shares) by (i) written notice to the Board (or its designee) stating the number of shares of Common Stock in respect of which the Option is being exercised and
(ii) full payment of the exercise price of those shares.

          7.2 PAYMENT OF EXERCISE PRICE. Payment of the exercise price of the vested portion of an Option shall be made by certified or bank cashier's check or, if permitted by the Board (either in the applicable Option Agreement or at the time of exercise):

               (a) by delivering shares of Common Stock having a fair market value on the date of exercise equal to the exercise price;

               (b) by directing the Company to withhold, from the shares of Common Stock otherwise issuable upon exercise of the Option, shares of Common Stock having a fair market value on the date of exercise equal to the exercise price;

               (c) by surrendering exercisable Options which have a fair market value on the date of exercise equal to the exercise price (measuring the fair market value of the Options surrendered by the excess of (i) the aggregate fair market value on the date of exercise of the shares of Common Stock issuable upon exercise of the Option over (ii) the aggregate exercise price);

               (d)  by any combination of the preceding methods of payment; or

               (e)  by any other method of payment authorized by the Board.

For purposes of this Paragraph (and Paragraph 7.3), "fair market value" shall be determined by the Closing Price of a share of Common Stock on the date in question (or on the last trading day preceding the date in question if it is not a trading day).

          7.3 WITHHOLDING. Each Outside Director exercising the vested portion of an Option shall remit to the Company an amount sufficient to satisfy the Company's federal, state and local withholding tax obligation, if any, in connection with the exercise. Payment shall be made by certified or bank cashier's check or, if permitted by the Board (either in the applicable Option Agreement or at the time of exercise), by either one or both of the following methods: (a) by delivering shares of Common Stock having a fair market value on the date of exercise equal to the Company's withholding obligation; or (b) by directing the Company to withhold, from the shares of Common Stock otherwise issuable upon exercise of the Option, shares of Common Stock having a fair market value on the date of exercise equal to the Company's withholding obligation.

                                    ARTICLE 8
                            MISCELLANEOUS PROVISIONS

          8.1 CAPITALIZATION ADJUSTMENTS. The aggregate number of shares of Common Stock for which Options may be granted under the Plan, the aggregate number of Underlying Shares in respect of each outstanding Option, and the exercise price of each such Option may be adjusted by the Board as it considers appropriate in the event of changes in the number of outstanding shares of Common Stock by reason of stock dividends, stock splits, recapitalizations, reorganizations and the like. Adjustments under this Paragraph 8.1 shall be made in the Board's discretion, and its decisions shall be final and binding.

          8.2 AMENDMENT AND TERMINATION. The Board may amend, suspend or terminate the Plan at any time; but no amendment increasing the number of shares of Common Stock for which Options may be granted under this Plan shall be effective unless it is approved by the Company's stockholders. If the Plan is terminated, the provisions of the Plan shall continue to apply to Options granted prior to termination, and no amendment, suspension or termination of the Plan shall adversely affect the rights of an Outside Director in respect of any Option held without his or her consent.

          8.3 COMPLIANCE WITH SECTION 16(b). The Plan shall be interpreted and administered in a manner that satisfies the applicable requirements of Rule 16b-3 under the Securities Exchange Act so that Outside Directors will be entitled to the benefits of Rule 16b-3.

          8.4 NO RIGHT TO NOMINATION. Nothing in the Plan or in any Option Agreement shall confer on any Outside Director the right to continue to be nominated for election as a Director.

          8.5 NOTICES. Notices required or permitted under the Plan shall be considered to have been duly given if sent by certified or registered mail addressed to the Board at the Company's principal office or to any Outside Director at his or her address as it appears on the Company's records.

          8.6 SEVERABILITY. If any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions, and the Plan shall be construed and administered as if the illegal or invalid provision had not been included.

          8.7 GOVERNING LAW. The Plan and all Option Agreements shall be governed in accordance with the laws of the State of Illinois.